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                           UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                              FORM 8-K

                           CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934


                           JULY 17, 2000

                          MAIL-WELL, INC.
       (Exact Name of Registrant as Specified in its Charter)

                              COLORADO
           (State or Other Jurisdiction of Incorporation)

           1-12551                            84-1250533
   (Commission File Number)     (IRS Employer Identification Number)

            23 INVERNESS WAY EAST, ENGLEWOOD, CO  80112
       (Address of principal executive offices)   (Zip Code)

                            303-790-8023
        (Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS.


   On July 17, 2000 the Company announced the following:

    MAIL-WELL ANNOUNCES SECOND QUARTER EARNINGS, LETTER OF INTENT FOR
            SALE OF JEN-COAT, AND STOCK BUY-BACK PROGRAM

ENGLEWOOD, CO-- Mail-Well, Inc. (NYSE: MWL) today announced results for its second quarter. Sales for the second quarter ended June 30, 2000 increased 33% to $585 million versus the same period a year ago. Net income after discontinued operations decreased 25% to $11.2 million and fully diluted earnings per share decreased 21% to $0.22. Sales for the first half ended June 30, 2000 increased 29% to $1,135 million versus the same period a year ago. After the extraordinary gain and discontinued operations, net income for the first half of 2000 decreased 2% to $29.0 million and fully diluted earnings per share decreased 2% to $0.55. The extraordinary gain recorded in the first quarter was primarily the result of purchasing a portion of the Company's Convertible Subordinated Notes, due 2002, at a discount.

"Our earnings were lower than the same quarter last year because of pricing pressures in our Envelope Division and higher interest charges that are a reflection of higher interest rates," said G. F. Mahoney, Chairman and CEO of Mail-Well. "The overall envelope industry continued to grow in the first half of the year, but at a slower rate than we had planned due to softness in direct mail. We had been pushing for price increases that resulted in a slight decrease in market share. We are now recovering market share through more aggressive selling and competitive pricing. As a result, volume began to recover late in the quarter and our plants are busy as we begin the third quarter. While margins are tight, we are confident that our operating results will improve in the second half of the year."

Mail-Well also announced the signing of a letter of intent to sell Jen-Coat, its extrusion coating and laminating segment acquired in February 2000 as part of the ABP acquisition. Cravey, Green & Wahlen, a large and well-respected private equity firm based in Atlanta, along with Jen-Coat's management, are the purchasers. The letter of intent is subject to completion of financing arrangements, due diligence, governmental approvals and signing of a definitive purchase agreement. The projected after tax cash to Mail-Well will be approximately $100 million and will be primarily used to reduce debt.

In addition, Mail-Well's Board of Directors has approved the purchase on the open market of up to $10 million of its Common Stock at prevailing market levels, at such time and on such terms as the Company is permitted under the rules and regulations of the SEC and NYSE.

Mr. Mahoney also stated, "The integration of the recently acquired American Business Products is on schedule, and we expect the acquisition to be accretive to earnings this year and into the future. Upon completion of the proposed Jen-Coat sale our debt levels will return to more historical levels with only minor negative impact on earnings."

Mail-Well specializes in five fast-growing, multibillion-dollar market segments of the highly fragmented printing industry: commercial printing, envelope, label, printed office products and extrusion coating and laminating. Mail-Well currently has more than 15,800 employees and more than 140 printing facilities and numerous sales offices throughout North America and the United Kingdom. Reporting 1999 sales of $1.85 billion, Mail-Well has a revenue run rate of $2.5 billion.




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This press release may make forward-looking statements, which are subject to various uncertainties and risks that could affect their outcome. Factors, which could cause or contribute to differences include, but are not limited to, product demand and sales, competition, ability to obtain assumed productivity and cost savings, acquisition opportunities, interest rates, and availability of financing. This press release does not constitute an offer to sell or solicitation of an offer to buy Mail-Well securities.

Note: News releases and other information on Mail-Well can be accessed at www.mail-well.com
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